Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

SEI Index Funds:

We consent to the use of our report dated May 23, 2006, with respect to the financial statements of the S&P 500 Index and Bond Index Funds, the two funds constituting SEI Index Funds (collectively, the “Funds”), as of March 31, 2006, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and in the introduction to, and under the heading “Experts” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
July 28, 2006